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                                                                  Exhibit 21.1



Subsidiaries of Troy:                          Jurisdiction of Incorporation:
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- Troy Systems International, Inc.             Delaware

- Troy XCD, Inc.                               Delaware

- TROY AMDev, Inc.                             Delaware

- Troy Telgate Systems, Inc.                   British Columbia, Canada